LIST OF SUBSIDIARIES

South Florida Television Inc.
NWH Inc.
PCC, Inc.
South Florida Television MD Inc.
TLC Productions, Inc.
Electronic Data Submission Systems, Inc.
Anagram International Communications Ltd.